September 1, 2021

Razvan Radulescu
8150 SE 138th Dr.
Portland, OR 97236

Dear Razvan,
Blue Bird is pleased to confirm our offer of employment as outlined in this Letter Agreement.
Your Position
Upon Board approval, you will be appointed Chief Financial Officer, effective October 1, 2021. You will report to the Chief Executive Officer. As you know, we have announced that Phil Horlock, our current CEO, will step down from that role on October 31. Matt Stevenson, who joined Blue Bird as President on July 1, will succeed Phil as CEO on November 1.
Salary
Your annual salary will be $450,000, payable on the 10th and 25th of each month.
Bonus
You will be eligible to participate in the annual Blue Bird Management Incentive Bonus Plan (“MIP”) with a target of 75% of your base salary. Funding of the MIP is based on achievement of financial metrics approved by the Compensation Committee. The Compensation Committee has discretion to substantially increase the payout of the MIP bonus if the Company’s performance exceeds the target financial metrics.
Equity Awards
You will be eligible to participate in Blue Bird’s annual Long-Term Incentive Equity Plan (“LTI”) with a target of 75% of your base salary. Since becoming a public company in 2015, the LTI Awards have included a mix of stock options and restricted stock units (“RSUs”). For FY2021, LTI Awards for C-Level officers reporting to the CEO included 25% stock options and 75% RSUs. The LTI Awards vest annually in equal tranches over three years and are subject to performance vesting requirements established by the Board. Details regarding FY2022 LTI Awards will be reviewed in October when the Board establishes the key financial objectives for FY2022.
Sign-on Incentive
On or before January 15, 2022, the Company will make a one-time incentive payment to you of $100,000 to partially offset incentive payments that you will forfeit upon resigning from your current position. You agree to reimburse the Company the full amount of this incentive payment if you resign on or before September 30, 2023 without the Company’s approval.
Severance
If you are terminated without cause, you will be eligible to receive up to 12 months of base salary and continued group health insurance. This severance benefit is subject to the terms of our standard severance agreement, a copy of which has been provided to you.
Withholding
All pay, incentives and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with State and Federal law and the Company’s regular payroll policies.

Your Benefits
While employed by the Company, you may be entitled to participate in certain benefit plans. Benefits details and eligibility requirements are available in Human Resources. Employees are eligible for benefits after 90 days of continuous service as of their date of hire.
•Medical and pharmacy benefits
•Optional Dental coverage
•Optional vision coverage
•Flexible Spending Accounts and Dependent Care options
•Life insurance and AD&D
•Blue Bird 401(k) Plan
To ensure that there is no coverage gap in your group medical insurance, Blue Bird will provide reimbursement for your COBRA coverage, net of your normal monthly contribution, until you become eligible for coverage under Blue Bird’s plans.
Expense Reimbursement
You shall be entitled to receive reimbursement for all appropriate traveling and other business expenses incurred by you in connection with your duties under this Agreement, in accordance with the policies of the Company in effect from time to time.
Relocation
Our offer includes relocation benefits administered through a third-party vendor we use for executive relocations. These benefits include temporary corporate housing for six months and payment of moving related expenses. In addition, we will make a one-time payment of $75,000 to you to facilitate your move to Blue Bird.

Employment at Will
Notwithstanding anything in this Letter Agreement to the contrary, your employment by the Company will be at will and may be terminated at any time, subject to the Company’s generally applicable employment policies.
Amendment or Termination of Plans or Practices
The Company continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.
E-Verify
As a federal contractor, we are required to verify the eligibility of all new hires to the Department of Homeland Security utilizing the E-Verify website. As such, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days from your date of hire, or our employment relationship with you may be terminated. If you are unsure what documents are acceptable, please contact me prior to your start date for the current list.
Disclosure, Confidentiality, Non-Compete and Non-Solicitation
If you have not already done so, we ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the coming days we will provide you with additional information regarding employment at Blue Bird. Please let me know if you have any questions or if there is anything we can do to help make your transition a smooth one.

We look forward to welcoming you at Blue Bird. To accept our offer, please email a signed copy of this letter to felix.lin@blue-bird.com.
Sincerely,
/s/ Felix Lin
Felix Lin
Vice President – HR and External Affairs
Blue Bird Corporation

/s/ Razvan Radulescu                08/23/21
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Razvan Radulescu            Date